Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with our financial statements and the notes included elsewhere in Exhibit 99.1 to this Amendment No. 1 to the Form 8-K. The following discussion contains forward-looking statements that involve certain risks and uncertainties. Our actual results could differ materially from those discussed in these statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in the Form 8-K or Annual Report on Form 10-K, particularly under the “Risk Factors” and “Disclosure Regarding Forward-Looking Statements” sections.

Throughout this section, unless otherwise noted, “we,” “our,” “us,” “Revelation” and the “Company” refer to Former Revelation prior to the consummation of the Merger.

Overview

Revelation is a clinical-stage biopharmaceutical company founded in May 2020. We are focused on the development or commercialization of immune system therapeutics and diagnostics. Our current product candidates are being developed by Revelation for prevention, treatment and detection of viral infections or allergies. REVTx-99a, is being developed as a broad anti-viral nasal drop for the potential prevention or treatment of respiratory viral infections. REVTx-99b is being developed for the prevention or treatment of nasal congestion due to allergies or chronic rhinosinusitis. Our lead diagnostic, REVDx-501 (REVIDTM Rapid Test Kit), is being developed as a rapid point of care diagnostic product that can potentially be used to detect various respiratory viral infections.

Since our inception in May 2020, we have devoted substantially all of our resources to organizing and staffing our Company, business planning, raising capital, and research and development of REVTx-99a/b and REVDx-501, our product candidates.

We have funded our operations since our inception in May 2020 to December 31, 2021 through the issuance and sale of our capital stock, from which we have raised net proceeds of $13.9 million. Taking into consideration the net proceeds received in connection with the Business Combination, our current cash and cash equivalents balance will not be sufficient to complete all necessary product development or future commercialization efforts. We anticipate that our current cash and cash equivalents balance will not be sufficient to sustain operations within one year after the date that our audited financial statements for December 31, 2021 were issued, which raises substantial doubt about our ability to continue as a going concern.

We plan to seek additional funding through public or private equity or debt financings. We may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of our stockholders. If we are unable to obtain funding we could be required to delay, reduce or eliminate research and development programs, product portfolio expansion or future commercialization efforts, which could adversely affect our business operations.

We have incurred recurring losses since our inception, including a net loss of $2.5 million for the period from May 4, 2020 (inception) to December 31, 2020 and $12.0 million for the year ended December 31, 2021, respectively. As of December 31, 2021 we had an accumulated deficit of $14.5 million. We expect to continue to generate operating losses and negative operating cash flows for the foreseeable future if and as we:

●	continue the research and development of our product candidates;

●	initiate clinical studies for, or preclinical development of, our product candidates;

●	further develop and refine the manufacturing processes of our product candidates;

●	change or add manufacturers or suppliers of product candidate materials;

●	seek regulatory and marketing authorizations for any of our product candidates that successfully complete development;

●	acquire or license other product candidates, technologies or biological materials;

●	make milestone, royalty or other payments under future license agreements;

●	obtain, maintain, protect and enforce our intellectual property portfolio;

●	seek to attract and retain new and existing skilled personnel;

●	create additional infrastructure to support our operations as a public company and incur increased legal, accounting, investor relations and other expenses; and

●	experience delays or encounter issues with any of the above.

Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of our clinical studies and our expenditures on other research and development activities.

We have never generated revenue and do not expect to generate revenue from product sales unless and until we successfully complete development and obtain regulatory approval for REVTx-99a/b, REVDx-501 or other product candidates, which we expect will not be for at least several years, if ever. Accordingly, until such time as we can generate significant revenue from sales of REVTx-99a/b, REVDx-501 or other product candidates, if ever, we expect to finance our cash needs through a combination of public or private equity offerings, debt financings or other capital sources, including potential collaborations, licenses and other similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements when needed would have a negative impact on our financial condition and could force us to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Reorganization

We were formed as a Delaware limited liability company on May 4, 2020 under the name Revelation Therapeutics, LLC. On August 27, 2020 we filed a statutory conversion with the Delaware Secretary of State which converted the Company from a limited liability company to a corporation and changed our name to Revelation Biosciences, Inc.

Recent Developments

Business Combination

On January 10, 2022, we consummated the previously announced business combination, pursuant to the terms of the agreement and plan of merger, dated as of August 29, 2021 with Petra Acquisition Inc. and Merger Sub, a wholly-owned subsidiary of Petra.

Pursuant to the Business Combination Agreement, on the Closing Date, (i) Merger Sub merged with and into us, with us as the surviving company in the Merger, and, after giving effect to such Merger, we were renamed Revelation Biosciences Sub, Inc. and became a wholly-owned subsidiary of Petra and (ii) Petra changed its name to “Revelation Biosciences, Inc.”

No fraction of a share of Common Stock was issued at the Closing, and each person who was otherwise entitled to a fraction of a share of Common Stock (after aggregating all fractional shares of Common Stock that otherwise would be received by such holder) received the number of shares of Common Stock rounded in the aggregate to the nearest whole share of Common Stock.

Research and Development

Research and development expenses consist primarily of costs incurred for the development of our lead product candidates, REVTx-99a/b and our lead diagnostic product REVDx-501. Our research and development expenses consist primarily of external costs related to clinical development, costs related to contract research organizations, costs related to consultants, costs related to acquiring and manufacturing clinical study materials, costs related to contract manufacturing organizations and other vendors, costs related to the preparation of regulatory submissions, costs related to laboratory supplies and services, and personnel costs. Personnel and related costs consist of salaries, employee benefits and stock-based compensation for personnel involved in research and development efforts.

We expense all research and development expenses in the periods in which they are incurred. We accrue for costs incurred as the services are being provided by monitoring the status of specific activities and the invoices received from our external service providers. We adjust our accrual as actual costs become known.

We expect our research and development expenses to increase substantially for the foreseeable future as we continue the development of REVTx-99a/b and REVDx-501 and continue to invest in research and development activities. The process of conducting the necessary clinical research and product development to obtain regulatory approval is costly and time consuming, and the successful development of REVTx-99a/b, REVDx-501 and any future product candidates is highly uncertain. To the extent that either REVTx-99a/b continue to advance into larger and later stage clinical studies, our expenses will increase substantially and may become more variable.

The actual probability of success for REVTx-99a/b, REVDx-501 or any future product candidate may be affected by a variety of factors, including the safety and efficacy of our product candidates, investment in the development of REVDx-501, investment in our clinical programs, manufacturing capability and competition with other products. As a result, we are unable to determine the timing of initiation, duration and completion costs of our research and development efforts or when and to what extent we will generate revenue from the commercialization and sale of REVTx-99a/b, REVDx-501 or any future product candidate.

General and Administrative

Our general and administrative expenses consist primarily of personnel costs, expenses for outside professional services, including legal, human resource, audit and accounting services and consulting costs. Personnel and related costs consist of salaries, employee benefits and share-based compensation for personnel involved in executive, finance and other administrative functions. We expect our general and administrative expenses to increase for the foreseeable future as we increase the size of our administrative function to support the growth of our business and support our continued research and development activities. We also anticipate increased expenses as a result of operating as a public company, including increased expenses related to audit, legal, regulatory and tax-related services associated with maintaining compliance with exchange listing and SEC requirements, director and officer insurance premiums and investor relations costs.

Other Income (Expense), Net

Other income (expense), net primarily consists of foreign currency transaction gains and losses and interest income from our cash balances in savings accounts.

Results of Operations

Period from May 4, 2020 (inception) to December 31, 2020 and the Year Ended December 31, 2021

The following table summarizes our results of operations for the period presented:

	Year Ended December 31, 2021	Period from May 4, 2020 (inception) to December 31, 2020	Change
Operating expenses:
Research and development	$6,914,756	$1,707,367	$5,207,389
General and administrative	5,035,729	823,179	4,212,550
Total operating expenses	11,950,485	2,530,546	9,419,939
Loss from operations	(11,950,485)	(2,530,546)	(9,419,939)
Other income (expense), net	(36,352)	84	(36,436)
Net loss	$(11,986,837)	$(2,530,462)	$(9,456,375)

Research and Development Expenses

The following table summarizes our research and development expenses for the period presented:

	Year Ended December 31, 2021	Period from May 4, 2020 (inception) to December 31, 2020	Change
REVTx-99a/b clinical study expenses	$3,240,175	$635,958	$2,604,217
REVTx-99a/b manufacturing expenses	460,488	362,623	97,865
REVDx-501 diagnostic development	1,285,143	443,909	841,234
Personnel expenses (including stock-based compensation)	1,615,622	235,118	1,380,504
Other expenses	313,328	29,759	283,569
Total research and development expenses	$6,914,756	$1,707,367	$5,207,389

Research and development expenses increased by $5.2 million, from $1.7 million for the period from May 4, 2020 (inception) to December 31, 2020 to $6.9 million for the year ended December 31, 2021. The increase was primarily due to an increase of $2.6 million in clinical study expenses related to REVTx-99a/b and an increase of $0.8 million in diagnostic development expenses related to REVDx-501. Personnel expenses increased $1.4 million, which included $58,664 of employee stock-based compensation expense. In addition, other expenses increased by $0.3 million as a result of an increase in lab supplies, lab facilities costs and consulting expenses that were not specific to REVTx-99a/b and REVDx-501.

General and Administrative Expenses

The following table summarizes our general and administrative expenses for the period presented:

	Year Ended December 31, 2021	Period from May 4, 2020 (inception) to December 31, 2020	Change
Personnel expenses (including employee stock-based compensation)	$2,564,122	$490,977	$2,073,145
Legal and professional fees (including non-employee stock-based compensation)	2,338,732	310,051	2,028,681
Other expenses	132,875	22,151	110,724
Total general and administrative expenses.	$5,035,729	$823,179	$4,212,550

General and administrative expenses increased by $4.2 million, from $0.8 million for the period from May 4, 2020 (inception) to December 31, 2020 to $5.0 million for the year ended December 31, 2021. The increase was primarily due to an increase of $2.1 million in personnel expenses, which included $384,164 of employee stock-based compensation expense, and an increase of $2.0 million in legal fees and professional consulting service fees, which included $28,050 of non-employee stock-based compensation expense. In addition, other expenses increased by $110,724 as a result of an increase in general business insurance, business taxes, computer equipment and software license fees.

Other Income (Expense), Net

Other income (expense), net was $84 for the period from May 4, 2020 (inception) to December 31, 2020 and $36,352 for the year ended December 31, 2021, related to foreign currency transaction gains and losses, and interest income from our cash balances in savings accounts.

Liquidity and Capital Resources

Since our inception to December 31, 2021, we have funded our operations from the issuance and sale of our common stock and preferred stock, from which we have raised net proceeds of $13.9 million, of which $5.9 million was received as of December 31, 2020 and the remaining $8.0 million was received as of March 31, 2021. As of December 31, 2021, we had available cash and cash equivalents of $1.3 million and an accumulated deficit of $14.5 million.

We completed the Business Combination on January 10, 2022, pursuant to which we received net proceeds of $4.2 million. On January 25, 2022, we closed a private placement financing from which we received gross proceeds of $7.8 million (the “PIPE”).

Our use of cash is to fund operating expenses, which consist primarily of research and development expenditures related to our lead therapeutic product candidates, REVTx-99a/b and the development of our lead diagnostic product, REVDx-501. We plan to increase our research and development expenses substantially for the foreseeable future as we continue the clinical development of our current and future product candidates. At this time, due to the inherently unpredictable nature of product development, we cannot reasonably estimate the costs we will incur and the timelines that will be required to complete development, obtain marketing approval, and commercialize our current product candidate, diagnostic product or any future product candidates. For the same reasons, we are also unable to predict when, if ever, we will generate revenue from product sales or any future license agreements which we may enter into or whether, or when, if ever, we may achieve profitability. Clinical and preclinical development timelines, the probability of success, and development costs can differ materially from expectations. In addition, we cannot forecast the timing and amounts of milestone, royalty and other revenue from licensing activities, which future product candidates may be subject to future collaborations, when such arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and capital requirements.

We expect to continue to generate substantial operating losses for the foreseeable future as we expand our research and development activities. We will continue to fund our operations primarily through utilization of our current financial resources and through additional raises of capital.

To the extent that we raise additional capital through partnerships or licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates, future revenue streams or research programs or to grant licenses on terms that may not be favorable to us. If we raise additional capital through public or private equity offerings, the ownership interest of our then-existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to obtain adequate financing when needed, we may have to delay, reduce the scope of or suspend one or more of our clinical studies or preclinical studies, research and development programs or commercialization efforts or grant rights to develop and market our product candidates or diagnostic product even if we would otherwise prefer to develop and market such product candidates or diagnostic product ourselves.

Going Concern

We have incurred recurring losses since our inception, including a net loss of $12.0 million for the year ending December 31, 2021. As of December 31, 2021 we had an accumulated deficit of $14.5 million, a stockholders’ deficit of $99,470 and available cash and cash equivalents of $1.3 million. We expect to continue to incur significant operating and net losses, as well as negative cash flows from operations, for the foreseeable future as we continue to complete all necessary product development or future commercialization efforts. We have never generated revenue and do not expect to generate revenue from product sales unless and until we successfully complete development and obtain regulatory approval for REVTx-99a/b, REVDx-501 or other product candidates, which we expect will not be for at least several years, if ever. Additionally, taking into consideration the net proceeds of $4.2 million received in connection with the Business Combination and the gross proceeds of $7.8 million received from the PIPE, we do not anticipate that our current cash and cash equivalents balance will be sufficient to sustain operations within one year after the date that our audited financial statements for December 31, 2021 were issued, which raises substantial doubt about our ability to continue as a going concern.

To continue as a going concern, we will need, among other things, to raise additional capital resources. We plan to seek additional funding through public or private equity or debt financings. We may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of our stockholders. If we are unable to obtain funding we could be required to delay, reduce or eliminate research and development programs, product portfolio expansion or future commercialization efforts, which could adversely affect our business operations.

The audited financial statements for December 31, 2021, have been prepared on the basis that we will continue as a going concern, and do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability for us to continue as a going concern.

Cash Flows

The following table summarizes our cash flows for the period presented:

	Year Ended December 31, 2021	Period from May 4, 2020 (inception) to December 31, 2020
Net cash used in operating activities	$(11,090,573)	$(1,420,454)
Net cash used in investing activities.	(131,963)	—
Net cash provided by financing activities.	8,004,865	5,912,854
Net (decrease) increase in cash and cash equivalents.	$1,274,729	$4,492,400

Net Cash Used in Operating Activities

During the year ended December 31, 2021, net cash used in operating activities was $11.1 million, which consisted of a net loss of $12.0 million, offset by non-cash charges of $0.5 million comprised of stock-based compensation expense, non-cash lease expense and depreciation expense plus a net change of $0.4 million in our net operating assets and liabilities.

During the period from May 4, 2020 (inception) to December 31, 2020, net cash used in operating activities was $1.4 million, which consisted of a net loss of $2.5 million, offset by non-cash charges of $29,232 for stock-based compensation expense plus a net change of $1.1 million in our net operating assets and liabilities.

Net Cash Used in Investing Activities

During the year ended December 31, 2021, net cash used in investing activities consisted of $131,963 for purchases of lab equipment.

During the period from May 4, 2020 (inception) to December 31, 2020, there was no cash used in investing activities.

Net Cash Provided by Financing Activities

During the year ended December 31, 2021, net cash provided by financing activities was $8.0 million, from the sale of our Common Stock, Series A Preferred Stock and Series A-1 Preferred Stock.

During the period from May 4, 2020 (inception) to December 31, 2020, net cash provided by financing activities was $5.9 million, from the sale of our Common Stock and Series A Preferred Stock during the year.

Contractual Obligations and Other Commitments

The following table summarizes our contractual obligations as of December 31, 2021 and the effects of such obligations are expected to have on our liquidity and cash flow in future periods:

	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years	Total
Operating lease obligations	$68,437	$—	$—	$—	$68,437
Total contractual obligations	$68,437	$—	$—	$—	$68,437

We have entered into an operating lease for laboratory space in San Diego, California. The table above includes future minimum lease payments under the non-cancelable lease arrangement.

We enter into contracts in the normal course of business with third party service providers and vendors. These contracts generally provide for termination on notice and, therefore, are cancellable contracts and not considered contractual obligations and commitments.

Off-Balance Sheet Arrangements

As of December 31, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

Quantitative and Qualitative Disclosure about Market Risk

We are exposed to market risks in the ordinary course of our business.

Interest Rate Risk

Our cash and cash equivalents consist primarily of highly liquid investments in money market funds and cash on hand and have an original maturity date of 90 days or less. The fair value of our cash and cash equivalents would not be significantly affected by either an increase or decrease in interest rates due mainly to the short-term nature of these instruments.

Foreign Currency Risk

Our expenses are generally denominated in the currencies in which our operations are located, which is primarily in the United States and Australia. We make payments to vendors for research and development services with payments denominated in foreign currencies including Australian Dollars and British Pounds. We are subject to foreign currency transaction gains or losses on our payments denominated in foreign currencies. To date, foreign currency transaction gains and losses have not been material and we have not had a formal hedging program with respect to foreign currency; however, we may consider doing so in the future. A 10% increase or decrease in currency exchange rates would not have a material effect on our financial results.

Critical Accounting Policies and Significant Judgements and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with the U.S. generally accepted accounting principles (“GAAP”). The preparation of the financial statements in accordance with GAAP requires management to make estimates and assumptions about future events that affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenue and expenses. These estimates and assumptions are based on management’s best estimates and judgment. Management regularly evaluates its estimates and assumptions using industry experience and other factors; however, actual results could differ materially from these estimates and could have an adverse effect on our financial statements. While our significant accounting policies are more fully described in the notes to our financial statements, we believe that the accounting policies discussed below are most critical to understanding and evaluating our historical and future performance.

Research and Development Expenditures

We record accrued expenses for estimated preclinical and clinical study and research expenses related to the services performed but not yet invoiced pursuant to contracts with research institutions, contract research organizations and clinical manufacturing organizations that conduct and manage preclinical studies, and clinical studies, and research services on our behalf. Payments for these services are based on the terms of individual agreements and payment timing may differ significantly from the period in which the services were performed. Our estimates are based on factors such as the work completed, including the level of patient enrollment. We monitor patient enrollment levels and related activity to the extent reasonably possible and make judgments and estimates in determining the accrued balance in each reporting period. Our estimates of accrued expenses are based on the facts and circumstances known at the time. If we underestimate or overestimate the level of services performed or the costs of these services, our actual expenses could differ from our estimates. As actual costs become known, we adjust our accrued expenses. To date, we have not experienced significant changes in our estimates of clinical study accruals.

Stock-based Compensation

We recognize the compensation expense related to Restricted Stock Unit (“RSU”) awards granted to employees, directors, officers and consultants, based on the estimated fair value of the awards on the date of grant. The grant date fair value of the stock-based awards, which have graded vesting, is recognized using the straight-line method over the requisite service period of each award, which is generally the vesting period of the respective awards. We recognize compensation expense related to warrants granted, based on the estimated fair value of the awards on the date of grant using a Black-Scholes option pricing model. We recognize forfeitures as they occur.

As of December 31, 2021, there were 460,706 RSU awards and 167,867 warrants outstanding, giving effect of the Merger.

Determination of the Fair Value of Common Stock

Prior to the Merger, given the absence of a public trading market for our shares of common stock, our board of directors exercises its judgment and considers a number of objective and subjective factors to determine the best estimate of the fair value of our shares of common stock, including timely valuations of our shares of common stock prepared by an unrelated third-party valuation firm, important developments in our operations, sales of common stock and convertible preferred shares, actual operating results and financial performance, the conditions in the biotechnology industry and the economy in general, the stock price performance and volatility of comparable public companies, and the lack of liquidity of our shares of common stock, among other factors. After the effectiveness of this registration statement, our board of directors will determine the fair value of each share of common stock based on the closing price of our shares of common stock as reported on the date of grant.

Recent Accounting Pronouncements

See Note 2 to our financial statements included Revelations audited financial statements for more information about recent accounting pronouncements, the timing of their adoption, and our assessment, to the extent we have made one yet, of their potential impact on our financial condition of results of operations.